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                                                                    EXHIBIT 10.5

                  NONCOMPETITION AND NONSOLICITATION AGREEMENT

      This Noncompetition and Nonsolicitation Agreement ("Agreement") is made effective as of ___________, ____, by and between ____________________
("Executive"), an individual resident of the State of Minnesota, and Lifecore Biomedical, Inc., ("Lifecore"), a corporation organized under the laws of the State of Minnesota.

      WHEREAS, Executive is employed as an executive officer of Lifecore; and

      WHEREAS, Lifecore wishes to enter into this noncompetition and nonsolicitation agreement with Executive in order to protect its business; and

      WHEREAS, in consideration for entering into this Agreement, Lifecore has agreed to grant to Executive, contingent upon Executive agreeing to the covenants and restrictions contained herein, options to purchase shares of common stock of Lifecore, which options shall be fully vested and exercisable on the date of grant, and shares of restricted stock of Lifecore.

      NOW THEREFORE, in consideration of the foregoing and the mutual obligations incurred and benefits obtained hereunder, the sufficiency of which is admitted, Lifecore and Executive agree as follows:

1. Restrictive Covenants. Executive agrees that, due to Executive's employment with Lifecore, Executive has and will have access to Lifecore's trade secrets and confidential information, including but not limited to: Lifecore's current and proposed plans and strategies in sales, marketing, target customers, product development and pricing; customer-specific information generated and compiled by Lifecore; Lifecore's national customer management database (MarketForce) which contains an exhaustive compilation of information regarding Lifecore's customers and potential customers nationwide; and Lifecore's financial information. Executive acknowledges that these trade secrets and confidential information are valuable to Lifecore and, accordingly, agrees to the following provisions:

      1.1 Covenant Not To Compete. During Executive's employment by Lifecore, and for a period of 24 consecutive months from the date of termination of such employment for whatever reason (whether occasioned by Executive or Lifecore), Executive will not, directly or indirectly, in any manner (e.g., as an executive, agent, consultant, partner, member, manager, officer, director, shareholder, or otherwise), render services, advice or assistance to any division, group or part of any corporation, person, organization or other entity which engages in the marketing, selling, production, design or development of any product, good, service or procedure which is or may be used as an alternative to, or which is or may be sold in competition with any product, good, service or procedure marketed, sold, produced, designed or developed by Lifecore (including products, goods, services, or procedures currently being researched or under development by Lifecore) (the "Competitive Business"), in any geographic location, domestic or foreign, in which Executive performed services or had responsibility on behalf of Lifecore. It is understood that Executive may render services, advice or assistance to any separate division, group or part of any corporation, person, organization or other entity which is not engaged in a
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Competitive Business regardless of whether another separate division, group or part of such corporation, person, organization or other entity is engaged in a Competitive Business.

      1.2 Covenant Not To Solicit Business and Customers. During Executive's employment by Lifecore, and for a period of 24 consecutive months from the date of termination of such employment for whatever reason (whether occasioned by Executive or Lifecore), Executive shall not, directly or indirectly, divert, solicit, or accept business from any client or prospective client of Lifecore that was solicited or serviced by Lifecore or that Executive supervised, directly or indirectly, in whole or in part, the solicitation or services activities related to such clients or prospects or about whom Executive received or had access to confidential information. Executive shall not, directly or indirectly, in any way interfere, or attempt to interfere, with Lifecore's relationships with any of its actual or potential vendors or suppliers.

      1.3 Covenant Not To Solicit For Employment. During Executive's employment by Lifecore, and for a period of 24 consecutive months from the date of termination of such employment for whatever reason (whether occasioned by Executive or Lifecore), Executive shall not, directly or indirectly, induce, solicit, endeavor to entice or attempt to induce any other officer, employee consultant or independent contractor of Lifecore to leave the employ of Lifecore, or to work for, render services or provide advice to, or supply confidential information of Lifecore to, any third person or entity, or to in any way adversely interfere with the relationship between any such officer, consultant or independent contractor and Lifecore.

      1.4 Notification of Employment. If at any time covered by the covenants contained in this Section 1, Executive accepts new employment or becomes affiliated with a third party, Executive shall immediately notify Lifecore of the identity and business of the new employer or affiliation. Without limiting the foregoing, Executive's obligation to give notice under this Section 1.4 shall apply to any business ventures in which Executive proposes to engage, even if not with a third-party employer (such as, without limitation, a joint venture, partnership or sole proprietorship). Executive hereby consents to Lifecore notifying any such new employer or business venture of the terms of the covenants in this Section 1.

2. Miscellaneous.

      2.1 Governing Law and Venue Selection. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of laws principles or those of any other State.

      2.2 Entire Agreement. This Agreement (including other agreements specifically mentioned in this Agreement except as terminated herein) contains the entire agreement of the parties relating to the subject matter hereof and supersedes, terminates and replaces all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any promise, contract or understanding, whether express or implied, oral or written, by and between Lifecore and Executive), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.


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      2.3 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Executive and Lifecore.

      2.4 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

      2.5 Assignment. This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party, except that Lifecore may, without the consent of Executive, assign its rights and obligations under this Agreement to any Lifecore affiliate or to any corporation, firm or other business entity with or into which Lifecore may merge or consolidate, or to which Lifecore may sell or transfer all or substantially all of its assets or all or substantially all of the assets of either of Lifecore's primary business units, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, Lifecore.

      2.6 Injunctive Relief. Executive acknowledges and agrees that any violation of Section 1 hereof would be highly injurious to Lifecore, and that it would be extremely difficult to compensate Lifecore fully for damages for any such violation. Accordingly, Executive specifically agrees that Lifecore shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Section 1 hereof, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right of Lifecore to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

      2.7 Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If such dispute cannot be resolved, such dispute shall be settled by binding arbitration, except that Lifecore may elect to seek such temporary or preliminary injunctive relief from an appropriate court pursuant to Section 2.6 as may be necessary to protect its interest prior to arbitration.

Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced business or employment litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, either party may request that the chief judge of the district court for Hennepin County, Minnesota, select an arbitrator. If the chief judge does not select an arbitrator within 30 days of such request, either party may request that the American Arbitration Association (AAA) designate a panel of five proposed arbitrators meeting the criteria set forth in


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this Section, and the parties shall alternate striking members of the panel, with Executive having the first strike, until an arbitrator is thereby selected. Arbitration will be conducted pursuant to the provisions of this Agreement, and the applicable arbitration rules of the AAA, unless such rules are inconsistent with the provisions of this Agreement, but, unless an arbitrator is selected through the AAA, without submission of the dispute to the AAA. Each party shall be permitted reasonable discovery, including the production of relevant documents by the other party, exchange of witness lists, and a limited number of depositions, including depositions of any experts who will testify at the arbitration. The summary judgment procedure applicable in Hennepin County, Minnesota, District Court shall be available and apply to any arbitration conducted pursuant to this Agreement. The arbitrator shall have the authority to award to the prevailing party any remedy or relief that a court of the State of Minnesota could order or grant, including costs and attorneys' fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Minneapolis, Minnesota.

      2.8 Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to that jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

                                        LIFECORE BIOMEDICAL, INC.


                                        By
                                           -------------------------------------
                                        Name:
                                        Title:

                                        EXECUTIVE

                                        ----------------------------------------
                                        Name:
                                        Title:

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